Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors	Media
Carol Hausner	Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Announces that the sanofi-aventis Group Has Extended its
Research Collaboration with the Company

– Extension of Research Collaboration Begins September 2006
and Provides ImmunoGen with Additional Committed Funding –

CAMBRIDGE, MA, August 31, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Aventis Pharmaceuticals Inc. of the sanofi-aventis Group has exercised its right to extend the term of its research collaboration with the Company and committed to fund ImmunoGen $18.2 million in research support over the twelve months beginning September 1, 2006. This funding is in addition to the research support already committed for the three years ending August 31, 2006.

Mitchel Sayare, PhD, Chairman and CEO, commented, “We are delighted that the sanofi-aventis Group has elected to extend this research collaboration. The extension enables the two companies to work together for a fourth year to develop new compounds that can potentially generate revenue for ImmunoGen.”

In July 2003, ImmunoGen and Aventis Pharmaceuticals, Inc. established a collaboration to discover, develop, and commercialize novel antibody-based anticancer products, an agreement that was maintained by the sanofi-aventis Group subsequent to Sanofi-Synthelabo’s acquisition of Aventis in 2004. The agreement included an upfront payment and committed research support funding to ImmunoGen for the three-year period beginning September 1, 2003. The collaboration agreement also entitles ImmunoGen to milestone payments and royalties on compounds that result from the research collaboration, as well as manufacturing payments for material produced for the sanofi-aventis Group.

The 2003 agreement allows the sanofi-aventis Group to extend the term of the research collaboration for two additional one-year periods – the year beginning September 1, 2006, for which the extension right now has been exercised, and the year beginning September 1, 2007 – by providing ImmunoGen with one year of notice for each extension.

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About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing – huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and MLN2704 and AVE9633, which are in development by ImmunoGen collaborators. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of collaboration products, as well as the Company’s development of its own products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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